Exhibit 99

December 21, 2002

Contact:

Robert J. McCormack	Sandra J. Miller
President & Chief Executive Officer	Executive Vice President & Chief Banking Officer
Sun Bancorp, Inc.	Sun Bancorp, Inc.
570-274-0826	570-274-6189

SUN BANCORP, INC. REACHES AGREEMENT TO ACQUIRE

STEELTON BANCORP, INC.

Selinsgrove, PA, Sun Bancorp, Inc. (NASDAQ: SUBI) today announced that it has reached a definitive agreement to acquire Steelton Bancorp, Inc. (OTC BB: SELO.OB) of Harrisburg, Pennsylvania.

Steelton Bancorp, Inc. is the parent company of Mechanics Savings Bank, a community bank with two branches in Steelton and Middletown, and with total assets of approximately $60 million.

Under the terms of the agreement, Sun would acquire Steelton Bancorp, Inc.  and merge its  Mechanics Savings Bank subsidiary into SunBank in an all cash transaction valued at $22.04 per share or approximately $7,200,000.00 in the aggregate.

“We are pleased to welcome Steelton into the Sun organization are excited to be entering the Harrisburg market,” commented Robert J. McCormack, president and chief executive officer of Sun Bancorp, Inc. and SunBank.  “With Steelton joining Sun, we are able to enter Dauphin County with two branches, and immediately expand the products, convenience services and advisory services available to Mechanics Savings Bank customers.”

Among the many enhancements Mechanics Savings Bank customers will experience is the addition of internet banking, retail investment services, wealth management and private banking services, cash management services, leasing and larger commercial loans.  Sun is also able to provide its clients with expertise in numerous areas including retirement planning, college planning, home ownership, maximizing fixed income and estate planning.  For business clients, Sun has expertise with managing cash flows, succession planning, ESOP lending, automobile dealer financing, and employee benefit plans.

“We are confident that through our purchase of Steelton and our plans for continued growth in the Capital Region, we will provide the residents and businesses of Harrisburg with an appealing financial services alternative,” Mr. McCormack further commented.

Mr. MrCormack also cited the population growth, economic stability, dynamic business community, and appealing demographics as factors that attracted Sun to the region.

The transaction has been approved by the boards of both organizations.  It is expected to close in the first quarter of 2003, pending regulatory and shareholder approval of the Steelton Bancorp, Inc. shareholders.  The acquisition is expected to be accretive in year 2003.

Both branches will remain open and branch employees will be offered positions with SunBank.  Efficiencies will be obtained through streamlining of operations and administrative functions. Sun will offer career placement services for any impacted employees.

Sun Bancorp, Inc., parent company of SunBank, has $949 million in assets and is the largest bank holding company headquartered in north central Pennsylvania.  In addition, the company is one of the largest employers with approximately 350 employees in Snyder, Union, Northumberland, Lycoming, Clinton and Luzerne counties.

Sun serves the personal and commercial banking needs of residents and businesses throughout central and northeastern Pennsylvania.  The company focuses on a relationship-based approach which is built around identifying and anticipating customer needs, and providing the financial expertise, advice, products and services to help clients reach their dreams and manage life’s challenges.  Sun also operates SunBank Wealth Management and Private Banking, Sun Investment Services, SunBank Dealer Center, and is 30% owner in Sun Abstract & Settlement Services, LLC.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.